UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2019

ROAN RESOURCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32720	83-1984112
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14701 Hertz Quail Springs Pkwy

Oklahoma City, OK 73134

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (405) 896-8050

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	ROAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 1, 2019, Roan Resources, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Citizen Energy Operating, LLC, a Delaware limited liability company (“Parent”), Citizen Energy Pressburg Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement have been unanimously approved by the Company’s board of directors (the “Board”).

Merger. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger. As a result of the Merger, the Company would become a wholly owned subsidiary of Parent.

Merger Consideration. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive $1.52 in cash, without interest thereon (the “Merger Consideration”), other than (i) shares that are held in the treasury of the Company or owned of record by any wholly owned subsidiary of the Company, (ii) shares owned of record by Parent or any of its wholly owned subsidiaries and (iii) shares held by stockholders who do not vote in favor of or consent to the adoption of the Merger Agreement and who properly demand appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law concerning the right of holders of shares to require appraisal.

Treatment of Outstanding Equity Awards. Pursuant to the terms of the Merger Agreement,

•

outstanding and unvested Company restricted stock units will be fully vested and non-forfeitable and will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of Company restricted stock units subject to such award multiplied by (ii) the Merger Consideration; and

•	outstanding and unvested Company performance share units will be cancelled without consideration.

Closing Conditions. The consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the affirmative vote in favor of the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, (ii) any applicable waiting periods (or extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) having expired or been terminated, (iii) the absence of any law, order, judgment or injunction by any governmental entity restraining, prohibiting or rendering the consummation of the Merger illegal, (iv) the indebtedness of the Company and its Subsidiaries (excluding indebtedness incurred to pay the Company’s transaction expenses) being less than or equal to $760 million and (v) certain other customary closing conditions. The consummation of the Merger is not subject to a financing condition. The Company’s estimated indebtedness calculated in accordance with the Merger Agreement is approximately $780 million as of September 30, 2019. In connection with the announcement of the transaction, the Company announced that it has elected to temporarily reduce its drilling and development activity and to suspend all completion activity to allow the new Chief Executive Officer time to assess the overall development and completion plan. As a result of reduction in activity, the Company believes it will be able to satisfy the cap on indebtedness closing condition by year-end 2019.

Representations, Warranties and Covenants; Non-Solicitation. The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent and Merger Sub, including a covenant that Parent use its reasonable best efforts to cause the financing for the Merger to be funded. The representations and warranties made by the Company are qualified by disclosures made in its disclosure letter and certain Securities and Exchange Commission (“SEC”) filings. The covenants include an obligation of the Company, subject to certain exceptions, from the date of the Merger Agreement through the Effective Time, to, and cause each of its subsidiaries to, conduct its business consistent with the Company’s operations plan in all material respects. In addition, the Merger Agreement includes a covenant by the Company to enter into additional natural gas liquid, natural gas and oil hedging arrangements as specified in the Merger Agreement. The Merger Agreement also contains covenants by the

Company not to participate in any discussions or negotiations with any person making any proposal for a competing transaction, and requiring the Board to recommend to the Company’s stockholders that they approve the transactions contemplated by the Merger Agreement, in each case subject to customary exceptions. The Board may terminate the Merger Agreement to enter into a superior proposal upon satisfaction of certain conditions and upon payment of a termination fee of $25 million (the “Company Termination Fee”). The Board may also change its recommendation in certain circumstances specified in the Merger Agreement in response to an unsolicited proposal for an Alternative Proposal that would constitute a superior proposal or following an Intervening Event (as such term is defined in the Merger Agreement) but only if certain conditions are satisfied with respect thereto and the Company complies with its obligations in respect thereto. Under the Merger Agreement, each of the Company and Parent has also agreed to use reasonable best efforts to consummate the Merger, including using reasonable best efforts to obtain all required regulatory approvals.

Termination; Termination Fees. The Merger Agreement also provides for certain termination rights for both the Company and Parent, including the right of the Company to terminate the Merger Agreement to accept a Superior Proposal, subject to specified limitations. In addition, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by March 17, 2020. Upon termination of the Merger Agreement under certain circumstances, the Company would be obligated to pay Parent the Company Termination Fee. Upon termination of the Merger Agreement under certain circumstances, Parent would be obligated to pay the Company a termination fee of $35.0 million (the “Parent Termination Fee”). The Merger Agreement also contains a provision that would require Parent to pay for the cost (subject to a $15 million cap) to unwind certain hedging arrangements if the transaction is terminated due to Parent’s breach or failure to obtain financing and the amount of the Parent Termination Fee is insufficient to cover the unwind costs (the “Unwind Reimbursement”).

Equity Financing. Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the proceeds of which will be used by Parent to pay the Merger Consideration and all related fees and expenses. Pursuant to the terms and conditions set forth in an equity commitment letter dated October 1, 2019, certain investment funds affiliated with Warburg Pincus LLC (“Warburg”) has committed to capitalize Parent with an equity contribution for an aggregate amount equal to $515 million. Warburg has also provided the Company with a limited guarantee in favor of the Company guaranteeing the payment of certain monetary obligations that may become payable by Parent pursuant to the Merger Agreement, including the Parent Termination Fee and the Unwind Reimbursement, in each case, subject to the terms and conditions set forth in the limited guarantee.

Debt Financing. Pursuant to the terms and conditions set forth in a debt commitment letter dated October 1, 2019 (the “Debt Commitment Letter”), certain parties identified therein as the Commitment Parties (collectively, the “Lenders”) have committed to provide Parent with debt financing in aggregate principal amount of $725 million. The obligation of the Lenders under the Debt Commitment Letter is subject to a number of customary conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement and any related agreements. The Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, Parent has entered into Voting Agreements (the “Voting Agreements”) with each of the directors and executive officers of the Company, Roan Holdings, LLC, Asklepios Energy Fund, LP, Hephaestus Energy Fund, LP, Luxiver WI, LP, LVPU, LP, Navitas Fund, LP, Blackbird 1846 Energy Fund, LP, Children’s Energy Fun, LP, Panakeia Energy Fund, LP, Elliott Associates, L.P., The Liverpool Limited Partnership, Spraberry Investments Inc., Fir Tree Capital Opportunity Master Fund III, L.P., Fir Tree Capital Opportunity Master Fund, L.P., Fir Tree E&P Holdings VI, LLC, FT SOF IV Holdings, LLC, FT SOF V Holdings, LLC, FT COF(E) Holdings, LLC, York Capital Management, L.P., York Credit Opportunities Investments Master Fund, L.P., York Credit Opportunities Fund, L.P., York Multi-Strategy Master Fund, L.P., Exuma Capital, L.P., and York Select Strategy Master Fund, L.P. (collectively, the “Holders”), and, solely for the purpose of certain specified sections, the Company, dated as of October 1, 2019. Pursuant to the Voting Agreements, the Holders agreed to vote all Company Common Stock owned by the Holders in favor of the Merger and the adoption of the Merger Agreement at any meeting of the Company’s stockholders called for such purpose and against any Alternative Proposal or any proposal made in opposition to the adoption of the Merger Agreement, without regard to the terms of any Alternative Proposal.

The Voting Agreement will terminate on the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement; (iii) the date of any modification or amendment to, or the waiver of any provision of, the Merger Agreement that reduces the amount, changes the form of consideration payable, or otherwise adversely affects the Holders in any material respect, (iv) a Change in Recommendation (as defined in the Merger Agreement), (v) the effectiveness of a written agreement executed by the parties to the Voting Agreements to terminate the Voting Agreements and (vi) the election of any Holder to terminate a Voting Agreement if the Effective Time has not occurred on or before the April 7, 2020 (the earliest of such times, the “Expiration Date”).

Among other things, the Holders further agreed (i) not to initiate, solicit, knowingly encourage or knowingly facilitate any third person to make a third party proposal or to participate in any discussions or negotiations in connection therewith and (ii) not to (A) sell, transfer, assign, tender in any tender or exchange offer, pledge encumber, hypothecate or similarly dispose of the Company Common Stock owned by the Holders or (B) deposit any Company Common Stock into a voting trust or enter into a voting agreement or grant any proxy, consent or power of attorney that is inconsistent with the Voting Agreements at any time prior to the Expiration Date.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Voting Agreement and any related agreements. The form of Voting Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement, the Voting Agreements and the above descriptions have been included to provide investors with information regarding the terms of those agreements and are not intended to provide any other factual information about the respective parties to the Merger Agreement, the Voting Agreements or their respective subsidiaries or affiliates. The representations and warranties contained in Merger Agreement and the Voting Agreements were made only for purposes of such agreements and as of specific dates set forth therein, are solely for the benefit of the respective parties to the Merger Agreement and the Voting Agreements and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreements. The subject matter of the representations and warranties may change after the date of such agreements, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures. In addition, certain representations and warranties were used for the purpose of allocating risk between the respective parties to the Merger Agreement and the Voting Agreements, rather than establishing matters of fact. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the others, which disclosures are not reflected in the Merger Agreement or Voting Agreements. Investors and security holders are not third-party beneficiaries under the Merger Agreement or the Voting Agreements and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any part to the Merger Agreement or the Voting Agreements.

Amendment to Credit Agreement

On September 30, 2019, Roan Resources, Inc., a Delaware corporation (the “Company”), amended its Credit Agreement dated as of June 27, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to that certain Second Amendment to Credit Agreement (the “Amendment”) by and among the Company, the lenders party thereto and Cortland Capital Market Services LLC, as administrative agent.

The Amendment (i) provides that no repayment premium will be due on account of any loan made after September 30, 2019 (each such loan, an “Additional Loan”) so long as the transactions in connection with the Merger Agreement are consummated and (ii) clarifies that no payment-in-kind interest arising on account of any loan made prior to September 30, 2019 will constitute an Additional Loan.

A copy of the Amendment is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the Amendment is qualified in its entirety by reference thereto.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Chief Executive Officer and Director Appointment

On September 29, 2019, the Board appointed Rick Gideon to serve as the Company’s Chief Executive Officer (Principal Executive Officer), effective as of September 29, 2019 (the “Start Date”). Additionally, effective as of the Start Date, Mr. Gideon was appointed to serve on the Board. Mr. Gideon will not be eligible to receive any compensation other than pursuant to the Employment Agreement (as described below) for his service as a member of the Board.

In connection with Mr. Gideon’s appointment, Joseph A. Mills ceased to serve as interim Executive Chairman of the Board and Principal Executive Officer of the Company, effective as of the Start Date. Mr. Mills will remain a member of the Board, but there will not be a Chairman of the Board. On September 29, 2019, the Board also appointed Mr. Mills to serve as a member of the Audit Committee of the Board.

Prior to joining the Company, Mr. Gideon, 44, has over 20 years of executive and industry experience at a number of large, publicly held exploration and production companies. Prior to joining the Company, Mr. Gideon served as a consultant for Blackstone Energy Partners L.P. Mr. Gideon previously held senior positions with Devon Energy Corporation, serving as Senior Vice President of US E&P from 2016 to 2018. Prior to his time at Devon Energy Corporation, Mr. Gideon was the General Manager of the Mid-Continent Region and Drilling & Completions for HighMount Exploration & Production, LLC for six years. Prior to that, Mr. Gideon held senior positions at Linn Energy, Inc. and Dominion Energy, Inc. Mr. Gideon holds a bachelor’s degree in chemical engineering from the University of Wyoming.

In connection with his appointment, the Company and its subsidiary, Roan Resources LLC (“Roan LLC”), entered into an employment agreement with Mr. Gideon (the “Employment Agreement”). The initial term of the Employment Agreement is three years and the term will automatically renew annually for successive 12-month periods unless either party provides written notice of non-renewal at least 60 days prior to the expiration of the initial term or any renewal term.

Pursuant to the Employment Agreement, Mr. Gideon will receive an annualized base salary of $500,000. In addition, the Employment Agreement provides that, for each complete calendar year in which Mr. Gideon is employed by Roan LLC, he is eligible to receive (i) discretionary bonus compensation with a target of 120% of his annualized base salary and (ii) awards under the Company’s Amended and Restated Management Incentive Plan (the “MIP”) with a potential value on the date of grant of approximately $833,333. In addition, pursuant to the Employment Agreement and in connection with his appointment, effective as of the Start Date, Mr. Gideon was granted awards under the MIP (the “Awards”) consisting of (A) 381,679 restricted stock units, which vest as to one-third on each of the first three anniversaries of the Start Date, subject to Mr. Gideon’s employment through each vesting date and (B) 1,526,718 performance share units, which will vest based on the Company’s achievement of certain stock price hurdles over the three-year performance period ending on the third anniversary of the Start Date, subject to Mr. Gideon’s employment through the end of the performance period. The Awards are subject to all of the terms and conditions of the MIP and the award agreements pursuant to which they were granted.

Upon a termination of Mr. Gideon’s employment by the Company without “cause” or his resignation for “good reason,” in each case, following a “change in control” (each quoted term as defined in the Employment Agreement), Mr. Gideon is eligible to receive cash severance equal to either: (i) if the termination date occurs within six months of the Start Date, two times the sum of (A) his then-current annualized base salary and (B) one-half of his target annual bonus for the year of termination (or, if such termination occurs in 2019, 60% of the annualized base salary) or (ii) if the termination date occurs following the date that is six months after the Start Date, two and one-half times the sum of his (x) then-current annualized base salary and (y) target annual bonus for the year of termination. The Employment Agreement provides for such severance payments to be paid in equal installments over the 24-month period following termination (or, if the termination date is more than six months following the Start Date, the 30-month period following termination). Additionally, the Employment Agreement contains certain restrictive covenants applicable to Mr. Gideon. All severance payments are contingent upon Mr. Gideon signing a release in favor of the Company and its affiliates and continued compliance with the restrictive covenants.

In connection with his appointment, the Company also entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Gideon, effective as of the Start Date. The Indemnification Agreement requires the Company to indemnify Mr. Gideon to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company and to advance certain expenses incurred as a result of any proceeding against him as to which he could be indemnified.

The foregoing descriptions of the Employment Agreement and the Indemnification Agreement are not complete and are qualified in their entirety by reference to the full text of the Employment Agreement and the Indemnification Agreement, which are attached as Exhibit 10.3 and Exhibit 10.4, respectively, to this Current Report on Form 8-K and are incorporated into this Item 5.02 by reference.

There are no related party transactions between the Company and Mr. Gideon reportable under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Gideon and any other persons pursuant to which he was appointed as an officer of the Company and Mr. Gideon does not have any familial relationships with any director or executive officer of the Company.

Item 7.01	Regulation FD Disclosure.

On October 1, 2019, the Company issued a press release announcing that it has entered into the Merger Agreement and the appointment of Mr. Gideon. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements that contain our current expectations about future results. These forward-looking statements are based on certain assumptions and expectations made by the Company, which reflect management’s experience, estimates and perception of historical trends, current conditions and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (i) the Company may be unable to satisfy the conditions to closing, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; (ii) the proposed transaction may involve unexpected costs, liabilities or delays; (iii) the Company’s business may suffer as a result of uncertainty surrounding the proposed transaction; (iv) the risk that the proposed transaction disrupts the Company’s current plans and operations or diverts management’s or employees’ attention from ongoing business operations; (v) the risk of potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties as a result of the proposed transaction; (vi) the risk that Parent’s committed financing will not close; (vii) stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (viii) the Company may be adversely affected by other economic, business or competitive factors; (ix) the occurrence of any event, change or other circumstances could give rise to the termination of the definitive merger agreement; and (x) other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. When considering these forward-looking statements, you should also keep in mind the risk factors and other cautionary statements found in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

All forward-looking statements, expressed or implied, included in this release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this release.

Additional Information for Stockholders

In connection with the proposed transaction, the Company will file a proxy statement and other relevant documents with the SEC regarding the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL INCLUDE IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company (when available) at its website, www.roanresources.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to Roan Resources, Inc., to the attention of the Corporate Secretary, 14701 Hertz Quail Springs Parkway, Oklahoma City, OK 73134.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholder of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s Registration Statement on Form S-1, which was filed with the SEC on July 17, 2019. This document can be obtained free of charge from the SEC’s website at www.sec.gov or from the Company by writing to the address indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of October 1, 2019, by and among Citizen Energy Operating, LLC, Citizen Energy Pressburg Inc. and Roan Resources, Inc.

10.1	Form of Voting Agreement

10.2	Amendment No. 2 to Credit Agreement, dated September 30, 2019

10.3	Employment Agreement, dated September 29, 2019, between Roan Resources LLC, Roan Resources, Inc. and Rick Gideon

10.4	Indemnification Agreement, dated September 29, 2019, between Roan Resources, Inc. and Rick Gideon

99.1	Press release, dated October 1, 2019

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

* * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROAN RESOURCES, INC.

October 1, 2019	By:	/s/ David Edwards
	Name:	David Edwards
	Title:	Chief Financial Officer